Exhibit 99.1

FuelCell Energy Reports Fourth Quarter of Fiscal 2022 Results

Fourth Quarter Fiscal 2022 Financial Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Revenues of $39.2 million compared to $13.9 million
●	Gross loss of $(15.2) million compared to $(8.4) million
●	Loss from operations of $(42.7) million compared to $(22.6) million

Fiscal Year 2022 Financial Highlights

(All comparisons are year-over-year unless otherwise noted)

●	88% increase in total revenues to $130.5 million compared to $69.6 million
●	Loss from operations of $(143.7) million compared to $(64.9) million
●	Net loss of $(147.2) million compared to $(101.0) million
●	Adjusted EBITDA of $(91.7) million compared to $(40.7) million
●	Backlog of $1.090 billion as of October 31, 2022, compared to $1.288 billion as of October 31, 2021
●	Unrestricted cash of $458.1 million as of October 31, 2022, compared to $432.2 million as of October 31, 2021

DANBURY, CT – December 20, 2022 – FuelCell Energy, Inc. (NASDAQ: FCEL) -- a global leader in decarbonizing power and producing hydrogen through our proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy -- today reported financial results and key business highlights for its fourth quarter and fiscal year ended October 31, 2022.

“We are pleased with the progress we continue to make against our strategic objectives, which are to grow, scale and innovate,” said Mr. Jason Few, President and CEO. “We delivered revenue growth of approximately 88% for fiscal year 2022 compared to fiscal year 2021, deployed capital in support of growth and commercializing our solid oxide-based platform for both power generation and hydrogen electrolysis, reimagined our Company’s brand, and expanded our organizational talent and capabilities. Subsequent to the end of the fourth fiscal quarter, we achieved commercial operations of our micro-grid project located at the U.S. Navy Base in Groton, Connecticut and announced our intent to deploy our solid oxide electrolysis platform integrated with NuScale’s Small Modular Reactor to produce hydrogen and ammonia in Ukraine to support energy security and agriculture. We also extended our joint development agreement with ExxonMobil Technology and Engineering Company through August 31, 2023 and completed a joint market development study to prioritize and advance commercial projects. Global policy support for decarbonization is developing quickly, including the Inflation Reduction Act in the U.S., a Carbon Tax in Canada, and expanding policies across Europe, Asia, Africa, and the Middle East. We believe that FuelCell Energy is well positioned to capitalize on the evolving global energy landscape with a portfolio of solutions that aim to decarbonize power and produce hydrogen.”

“In the fourth fiscal quarter, we completed the Ex Works delivery of eight modules to Korea Fuel Cell, bringing the total number of modules delivered for the operation and maintenance of their existing Korean fleet of projects to twenty,” continued Mr. Few. “We are excited to regained full access to market and sell in the Korean market starting January 1st, including the ability to market and sell to existing customers of our carbonate fuel cell technology who have plants that are currently serviced by Korea Fuel Cell. We continue to see interest in our solutions across a broad

FuelCell Energy Fourth Quarter Fiscal 2022 Results  Page 2

landscape of geographies and applications. Recently, we announced that Trinity College in Hartford, CT, a repeat customer of FuelCell Energy, has placed a firm order for our first 250kW solid oxide platform. Our solid oxide platform will add modular, sub-megawatt power generation to our targeted geographic markets in addition to the sub-megawatt power generation platforms we currently offer across the European Union and the UK, and high efficiency electrolysis to our product portfolio as we work towards expanded availability in fiscal year 2024 and beyond. In addition, we are extremely pleased with early results from independent lab testing of our solid oxide cells in electrolysis mode at Idaho National Labs (INL) and look forward to delivering a large-scale prototype for extended testing that we believe will result in greatest known efficiencies being achieved when provided with external heat.”

Mr. Few concluded, “FuelCell Energy is in a period of transition, investing across our business to support the strong market opportunity that we believe exists for our Company. Growth investment was reflected in the fiscal year 2022 results as we advanced platform commercialization and investment, increased engineering capability, as well as expanded sales and marketing talent and activities. As we transition into fiscal year 2023, these investments will grow and accelerate as we deploy capital for plant, equipment and the talent needed to meaningfully increase the total manufacturing capacity across our technology platforms. We have already made commitments for the equipment to launch the carbon capture platform manufacturing required for the assembly of the jointly developed technology with ExxonMobil Research and Engineering Company, as well as capital equipment to expand our existing solid oxide platform manufacturing capabilities in Calgary, Canada. In parallel, the Company is expanding its Connecticut manufacturing activities and evaluating additional U.S. locations in anticipation of increased production volume.”

Consolidated Financial Metrics

In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to gaining an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

	Three Months Ended October 31,			Twelve Months Ended October 31,
(Amounts in thousands)	2022	2021	Change	2022	2021	Change
Total revenues	$39,201	$13,935	181%	$130,484	$69,585	88%
Gross loss	(15,190)	(8,365)	(82%)	(29,575)	(15,639)	(89%)
Loss from operations	(42,666)	(22,554)	(89%)	(143,724)	(64,902)	(121%)
Net loss	(42,009)	(24,151)	(74%)	(147,232)	(101,025)	(46%)
Net loss attributable to common stockholders	(43,267)	(24,981)	(73%)	(145,922)	(104,255)	(40%)
Net loss per basic and diluted share	$(0.11)	$(0.07)	(57%)	$(0.38)	$(0.31)	(23%)

EBITDA	(37,761)	(17,603)	(115%)	(122,450)	(45,030)	(172%)
Adjusted EBITDA	$(36,095)	$(16,885)	(114%)	$(91,658)	$(40,737)	(125%)

Fourth Quarter of Fiscal 2022 Results

Note: All comparisons between periods are between the fourth quarter of fiscal 2022 and the fourth quarter of fiscal 2021, unless otherwise specified.

Fourth quarter revenues of $39.2 million represent an increase of 181% from the comparable prior-year quarter of $13.9 million.

●	Product revenues were $24.0 million in the fourth quarter of fiscal 2022 (compared to no product revenues in the comparable prior-year period). Product revenues for the fourth quarter of fiscal 2022 are the result of module sales to Korea Fuel Cell Co., Ltd. (“KFC”) for which the Company recognized $24.0 million on the Ex Works delivery of eight fuel cell modules from the Company’s facility in Torrington, CT during the quarter.

FuelCell Energy Fourth Quarter Fiscal 2022 Results  Page 3

~~●~~	Service agreements revenues decreased to $(1.1) million from $(0.1) million. The decrease in revenues for the fourth quarter of fiscal 2022 is primarily a result of a reduction in service revenues as a result of higher future cost estimates related to future module exchanges compared to the Company’s prior estimates, which more than offset recognized revenue in the quarter.

●	Generation revenues increased 30% to $8.8 million from $6.7 million, primarily due to the completion of the Long Island Power Authority (“LIPA”) Yaphank project during the Company’s first fiscal quarter ended January 31, 2022, and the higher operating output of the generation fleet portfolio as a result of module exchanges and continuous fleet improvements during fiscal year 2021.

●	Advanced Technologies contract revenues increased 2% to $7.5 million from $7.3 million. Compared to the fourth quarter of fiscal 2021, Advanced Technologies contract revenues recognized under the Joint Development Agreement with ExxonMobil Technology and Engineering Company f/k/a ExxonMobil Research and Engineering Company (“EMTEC”) were approximately $1.8 million lower during the fourth quarter of fiscal 2022, offset by an increase in revenue recognized under government contracts and other contracts of $2.0 million for the fourth quarter of fiscal 2022.

The gross loss for the fourth quarter of fiscal 2022 totaled $15.2 million, compared to a gross loss of $8.4 million in the comparable prior year quarter.  The increase in gross loss was driven by higher manufacturing variances, $8.7 million of non-capitalizable costs related to construction of the Toyota project, lower service margin as a result of higher future cost estimates related to future module exchanges and lower Advanced Technologies contract margin, partially offset by favorable product margins resulting from the sales to KFC in the fourth quarter of fiscal year 2022.

Operating expenses for the fourth quarter of fiscal 2022 increased to $27.5 million from $14.2 million in the fourth quarter of fiscal 2021. Administrative and selling expenses increased to $15.3 million from $10.7 million due to higher sales, marketing and consulting costs, as the Company is investing in rebranding and accelerating its sales and commercialization efforts including increasing the size of its sales and marketing teams, which resulted in an increase in compensation expense from an increase in headcount. Research and development expenses of $12.2 million during the quarter, up from $3.5 million in the fourth quarter of fiscal 2021, reflect increased spending on the Company’s ongoing commercial development efforts related to our solid oxide platform and carbon capture solutions compared to the comparable prior year period.

The net loss was $(42.0) million in the fourth quarter of fiscal 2022, compared to a net loss of $(24.2) million in the fourth quarter of fiscal 2021 driven primarily by the gross loss and higher operating expenses. Additionally, the provision for income tax was $0.3 million in the fourth quarter of fiscal 2022 compared to a negligible amount in the fourth quarter of fiscal 2021.

Adjusted EBITDA totaled $(36.1) million in the fourth quarter of fiscal 2022, compared to Adjusted EBITDA of $(16.9) million in the fourth quarter of fiscal 2021. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the fourth quarter of fiscal 2022 was $(0.11), compared to $(0.07) in the fourth quarter of fiscal 2021. The higher net loss per common share is primarily due to the higher net loss attributable to common stockholders, partially

FuelCell Energy Fourth Quarter Fiscal 2022 Results  Page 4

offset by the higher number of weighted average shares outstanding due to share issuances since October 31, 2021.

Cash, Restricted Cash and Financing Update

Cash and cash equivalents and restricted cash and restricted cash equivalents totaled $481.0 million as of October 31, 2022 compared to $460.2 million as of October 31, 2021.

●	Unrestricted cash and cash equivalents totaled $458.1 million compared to $432.2 million as of October 31, 2021.

●	Restricted cash and cash equivalents were $23.0 million, of which $4.4 million was classified as current and $18.6 million was classified as non-current, compared to $28.0 million of restricted cash and cash equivalents as of October 31, 2021, of which $11.3 million was classified as current and $16.7 million was classified as non-current.

Project and Manufacturing Execution Update

During the quarter, the Company continued to make progress on projects for which we have executed power and/or hydrogen purchase agreements, with updates regarding certain current projects provided below.

Groton Sub Base. This project achieved commercial operation at a reduced output of 6.0 MW on December 16, 2022. The Company has entered into an amended and restated power purchase agreement with Connecticut Municipal Electric Energy Cooperative (“CMEEC”) to allow the plant to operate at a reduced output of approximately 6.0 MW while a Technical Improvement Plan (“TIP”) is implemented over the next year with the goal of bringing the platform to its rated capacity of 7.4 MW by December 31, 2023. The Navy also provided its authorization to proceed with commercial operations at 6.0 MW.  The Company paid CMEEC an amendment fee of $1.225 million and also expects to incur performance guarantee fees under the amended and restated power purchase agreement as a result of operating at an output below 7.4 MW during implementation of the TIP.

In conjunction with the project reaching commercial operation, the Company also closed on its previously announced tax equity transaction with East West Bancorp.

Toyota – Port of Long Beach, CA. This 2.3 MW trigeneration platform will produce electricity, hydrogen and water. Fuel cell platform equipment has been built and delivered to the site, civil construction work has materially advanced, and significant portions of the platform have advanced to the commissioning phase of project deployment. Effective as of December 16, 2022, the Company and Toyota entered into the Fourth Amendment of the Toyota Hydrogen Power Purchase Agreement. This amendment extended the required commercial operations date to July 8, 2023.

Derby, CT. On-site civil construction of this 14.0 MW project continues to advance, the Company has largely completed the foundational construction, and balance of plant components have been delivered and installed on site. This utility scale fuel cell platform will contain five SureSource 3000 fuel cell systems that will be installed on engineered platforms alongside the Housatonic River. To date, the Company has invested approximately $29.3 million into the project, with the majority of site work complete and the electrical and mechanical balance of plant installed. The Company continues work with the utility customer, United Illuminating, on the interconnection process, the timing of which will drive the continued development of the site, including the delivery of the ten

FuelCell Energy Fourth Quarter Fiscal 2022 Results  Page 5

fuel cell modules required to complete the project. Our current expectation is that this project will commence commercial operations in the fourth calendar quarter of 2023.

Manufacturing Output, Capacity and Expansion. For the three months ended October 31, 2022, we operated at an annualized production rate of approximately 41.5 MW. For fiscal 2023, we are planning to operate at a 45 MW annualized production rate in support of project backlog and service requirements.

At this time, the maximum annualized capacity (module manufacturing, final assembly, testing and conditioning) is 100 MW per year under the Torrington facility’s current configuration when fully utilized. The Torrington facility is sized to accommodate the eventual annualized production capacity of up to 200 MW per year with additional capital investment in machinery, equipment, tooling, and inventory. We expect to continue to make investments in fiscal year 2023 in our manufacturing factories for molten carbonate and solid oxide production capacity expansion; the addition of test facilities for new products and components; the expansion of our laboratories; and upgrades to and expansion of our business systems.

Backlog

	As of October 31,
(Amounts in thousands)	2022	2021	Change
Product	$9,065	$-	$9,065
Service	114,040	125,918	(11,878)
Generation	944,041	1,099,006	(154,965)
License	-	22,182	(22,182)
Advanced Technologies	22,853	40,763	(17,910)
Total Backlog	$1,089,999	$1,287,869	$(197,870)

Backlog by revenue category is as follows:

●	Product sales backlog totaled $9.1 million as of October 31, 2022. There was no product sales backlog as of October 31, 2021.
●	Service agreements backlog totaled $114.0 million as of October 31, 2022, compared to $125.9 million as of October 31, 2021. Service agreements backlog includes future contracted revenue from maintenance and scheduled module exchanges for power plants under service agreements. In the first quarter of fiscal year 2022, approximately $22.2 million of backlog which was previously classified as "License” backlog was reclassified to “Product” backlog as a result of the settlement agreement with POSCO Energy Co., Ltd. and KFC.
●	Generation backlog totaled $944.0 million and $1.1 billion as of October 31, 2022 and October 31, 2021, respectively. Generation backlog represents future contracted energy sales under contracted power purchase agreements (“PPAs”) or approved utility tariffs. In the fourth quarter of fiscal year 2022, the Company made the decision not to proceed with development of the 7.4 MW and 1.0 MW Hartford projects given the then-current economic profile of these projects. As a result, they have been removed from backlog. The Company intends to seek modifications to the PPAs relating to these projects; however, there can be no assurance that such modifications will be acceptable to the counterparties (Eversource and United Illuminating) or approved by Connecticut regulators.

FuelCell Energy Fourth Quarter Fiscal 2022 Results  Page 6

●	Advanced Technologies contract backlog totaled $22.9 million as of October 31, 2022 compared to $40.8 million as of October 31, 2021. Advanced Technologies contract backlog represents the remaining revenue expected to be recognized under our Joint Development Agreement with EMTEC and from government projects.

Backlog decreased by approximately 15.4% to $1.09 billion as of October 31, 2022, compared to $1.29 billion as of October 31, 2021, primarily as a result of a reduction in generation backlog due to the decision to not move forward with certain generation projects noted above, a reduction in service agreements backlog for fiscal year 2022 revenue recognition and Advanced Technologies contract backlog relating to fiscal year 2022 revenue recognition, offset by the addition of product sales backlog.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed PPA are included in generation backlog, which represents future revenue under long-term PPAs. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 17 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception. The Company does not include awarded projects, memorandums of understanding/interest, or other pre-executed agreements in its backlog.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss results for its fourth quarter and fiscal year ended October 31, 2022 as well as key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the December 20th earnings call event, or click here.

●	Alternatively, participants can dial 646-960-0699 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2022 in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations”. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the markets in which the Company expects to operate, and the size and scope of its total addressable market opportunities, which is an estimate based on currently available public information and the application of management’s current assumptions and business judgment.  Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results

FuelCell Energy Fourth Quarter Fiscal 2022 Results  Page 7

to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; our ability to develop new products to achieve our long-term revenue targets; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, impacts to our project schedules, impacts to our ability to service existing projects, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2022. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained or incorporated by reference herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy access, security, safety and environmental stewardship. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for industrial and commercial businesses, utilities, governments, and municipalities.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

#

FuelCell Energy Fourth Quarter Fiscal 2022 Results  Page 8

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	October 31, 2022	October 31, 2021
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$458,055	$432,213
Restricted cash and cash equivalents – short-term	4,423	11,268
Accounts receivable, net	4,885	14,730
Unbilled receivables	11,019	8,924
Inventories	90,909	67,074
Other current assets	10,989	9,177
Total current assets	580,280	543,386

Restricted cash and cash equivalents – long-term	18,566	16,731
Project assets, net	232,886	223,277
Inventories – long-term	7,549	4,586
Property, plant and equipment, net	58,137	39,416
Operating lease right-of-use assets, net	7,189	8,109
Goodwill	4,075	4,075
Intangible assets, net	17,373	18,670
Other assets	13,662	16,998
Total assets (1)	$939,717	$875,248
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$13,198	$10,085
Current portion of operating lease liabilities	650	1,032
Accounts payable	28,196	19,267
Accrued liabilities	27,415	16,099
Deferred revenue	16,341	6,287
Total current liabilities	85,800	52,770

Long-term deferred revenue and customer deposits	9,095	30,427
Long-term operating lease liabilities	7,575	8,093
Long-term debt and other liabilities	82,863	78,633
Total liabilities (1)	185,333	169,923

Redeemable Series B preferred stock (liquidation preference of $64,020 as of October 31, 2022 and October 31, 2021)	59,857	59,857
Redeemable noncontrolling interest	3,030	3,030
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 500,000,000 shares authorized as of October 31, 2022 and October 31, 2021; 405,562,988 and 366,618,693 shares issued and outstanding as of October 31, 2022 and October 31, 2021, respectively	41	37
Additional paid-in capital	2,094,076	1,908,471
Accumulated deficit	(1,407,973)	(1,265,251)
Accumulated other comprehensive loss	(1,752)	(819)
Treasury stock, Common, at cost (142,837 and 73,430 shares as of October 31, 2022 and October 31, 2021, respectively)	(855)	(586)
Deferred compensation	855	586
Total stockholder’s equity	684,392	642,438
Noncontrolling interest	7,105	-
Total equity	691,497	642,438
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$939,717	$875,248

(1)	As of October 31, 2022 and October 31, 2021, the consolidated assets of the variable interest entity (“VIE”) were $119,223 and $54,375, respectively, that can only be used to settle obligations of the VIE. These assets include cash of $2,149, unbilled accounts receivable of $1,070, other current assets of $14,373, operating lease right of use assets of $1,184 and project assets of $100,448 as of October 31, 2022, and cash of $1,364 and project assets of $53,012 as of October 31, 2021, respectively. The consolidated liabilities of the VIE as of October 31, 2022 were short-term operating lease liabilities of $157, accounts payable of $76,050, accrued liabilities of $824 and long-term operating lease liability of $1,478. The consolidated liabilities of the VIE as of October 31, 2021 were $0.

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FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2022	2021
Revenues:
Product	$24,000	$-
Service	(1,069)	(126)
Generation	8,763	6,721
Advanced Technologies	7,507	7,340
Total revenues	39,201	13,935
Costs of revenues:
Product	25,336	1,786
Service	4,110	3,743
Generation	20,169	12,752
Advanced Technologies	4,776	4,019
Total costs of revenues	54,391	22,300
Gross loss	(15,190)	(8,365)
Operating expenses:
Administrative and selling expenses	15,263	10,684
Research and development expenses	12,213	3,505
Total costs and expenses	27,476	14,189
Loss from operations	(42,666)	(22,554)
Interest expense	(1,637)	(1,701)
Other income, net	2,619	103
Loss before provision for income taxes	(41,684)	(24,151)
(Provision) benefit for income taxes	(325)	1
Net loss	(42,009)	(24,151)
Net income attributable to noncontrolling interest	458	30
Net loss attributable to FuelCell Energy, Inc.	(42,467)	(24,181)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(43,267)	$(24,981)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.11)	$(0.07)
Basic and diluted weighted average shares outstanding	405,397,087	366,668,154

FuelCell Energy Fourth Quarter Fiscal 2022 Results  Page 10

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Year Ended October 31,
	2022	2021
Revenues:
Product	$60,000	$-
Service	12,786	19,791
Generation	36,186	24,027
Advanced Technologies	21,512	25,767
Total revenues	130,484	69,585
Costs of revenues:
Product	64,495	7,976
Service	17,233	24,735
Generation	63,147	36,017
Advanced Technologies	15,184	16,496
Total costs of revenues	160,059	85,224
Gross loss	(29,575)	(15,639)
Operating expenses:
Administrative and selling expenses	79,620	37,948
Research and development expenses	34,529	11,315
Total costs and expenses	114,149	49,263
Loss from operations	(143,724)	(64,902)
Interest expense	(6,394)	(7,363)
Loss on extinguishment of debt and finance obligations	-	(11,156)
Extinguishment of Series 1 preferred share obligation	-	(934)
Change in fair value of common stock warrant liability	-	(15,974)
Other income (expense), net	3,705	(694)
Loss before provision for income taxes	(146,413)	(101,023)
Provision for income taxes	(819)	(2)
Net loss	(147,232)	(101,025)
Net (loss) income attributable to noncontrolling interest	(4,510)	30
Net loss attributable to FuelCell Energy, Inc.	(142,722)	(101,055)
Series B preferred stock dividends	(3,200)	(3,200)
Net loss attributable to common stockholders	$(145,922)	$(104,255)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.38)	$(0.31)
Basic and diluted weighted average shares outstanding	383,139,140	334,742,346

FuelCell Energy Fourth Quarter Fiscal 2022 Results  Page 11

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the non-recurring legal expense related to the settlement of the POSCO Energy legal proceedings recorded during the first quarter of fiscal 2022, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended October 31,		Year Ended October 31,

(Amounts in thousands)	2022	2021	2022	2021
Net loss	$(42,009)	$ (24,151)	$(147,232)	$ (101,025)
Depreciation and amortization (1)	4,905	4,951	21,274	19,872
(Benefit) provision for income taxes	325	(1)	819	2
Other (income)/expense, net (2)	(2,619)	(103)	(3,705)	694
Loss on extinguishment of debt and finance obligations	-	-	-	11,156
Extinguishment of Series 1 preferred share obligation	-	-	-	934
Change in fair value of common stock warrant liability	-	-	-	15,974
Interest expense	1,637	1,701	6,394	7,363
EBITDA	$(37,761)	$ (17,603)	$(122,450)	$ (45,030)
Stock-based compensation expense	1,666	718	6,792	4,293
Legal fees incurred for a legal settlement(3)	-	-	24,000	-
Adjusted EBITDA	$ (36,095)	$ (16,885)	$(91,658)	$ (40,737)

(1)	Includes depreciation and amortization on our Generation portfolio of $3.7 million and $15.5 million for the three months and year ended October 31, 2022, respectively, and $3.7 million and $15.0 million for the three months and year ended October 31, 2021, respectively.
(2)	Other (income)/expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded legal fees of $24 million related to a legal settlement during the year ended October 31, 2022, which was recorded as an administrative and selling expense.
(4)	The three months and year ended October 31, 2021 results included impairment expenses of $5.0 million primarily related to the Toyota project. The adjustment has been eliminated in the presentation for fiscal year 2022 as the Company determined that these changes are recurring in nature.